UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 9, 2011

APPLE REIT EIGHT, INC.

(Exact name of registrant as specified in its charter)

Virginia	000-53175	20-8268625
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

814 East Main Street, Richmond, VA	23219
(Address of principal executive offices)	(Zip Code)

(804) 344-8121

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre- commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre- commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Apple REIT Eight, Inc. (which is referred to below as the “Company”) is filing this report in accordance with Item 8.01 of Form 8-K.

Item 8.01. Other Events.

In March 2011, the Company strategically defaulted on five of its secured loans. Through negotiations with the associated special servicers for the loans, the Company was able to achieve beneficial modifications on three of the loans and reinstated the remaining two loans with their original terms. For the loans secured by the Suffolk, Virginia TownePlace Suites and Courtyard, the lender agreed to defer 1% of the monthly interest on the outstanding loan balance for two years and require no monthly principal payments for two years. For the loan secured by the Tampa, Florida TownePlace Suites, the lender allowed the Company to repay the loan and extinguish it for a discount of approximately $1.6 million as compared to the outstanding balance. The remaining two loans secured by the Winston-Salem, North Carolina Courtyard and Greenville, South Carolina Residence Inn were reinstated and required various reinstatement costs of approximately $500,000 to be paid. The total outstanding principal on these loans was approximately $36.6 million prior to renegotiations.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Apple REIT Eight, Inc.

By:	/s/ Glade M. Knight
Glade M. Knight, Chief Executive Officer

August 11, 2011